Exhibit 99.1

AITX’s RAD Announces First ROAMEO Gen 4 Order

ROAMEO Gen 4 to Revolutionize State University Parking Security, Addressing Critical Guarding Challenges and Cutting Costs

Detroit, Michigan, April 28, 2025 – Artificial Intelligence Technology Solutions, Inc., (the Company), (OTCPK: AITX), through its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), has secured an order for a ROAMEO Gen 4 autonomous security robot from a leading state university. The order, placed through one of RAD’s fastest-growing dealers, positions ROAMEO Gen 4 as the university’s new solution for securing expansive parking areas while overcoming the persistent challenges of human guard shortages and unsustainable costs. This win marks a strategic advance for RAD as it targets the higher education sector for aggressive expansion.

The ROAMEO Gen 4 order was secured through a RAD authorized dealer that has rapidly accelerated its deployment of RAD solutions across multiple industries. With more than 20 devices already operational in the field, the dealer’s momentum continues to build as organizations seek smarter, more reliable security options. The latest university win underscores the dealer’s ability to identify high-value opportunities and deliver transformative results with RAD technologies.

ROAMEO Gen 4 is RAD’s next-generation mobile security robot, engineered to patrol large outdoor spaces with fully autonomous navigation and recharging capabilities. Standing 6 feet 9 inches tall and weighing over 1,600 pounds, ROAMEO Gen 4 commands attention while delivering advanced AI-powered threat detection, obstacle avoidance, and real-time engagement. Designed to perform the high-cost, repetitive tasks often assigned to human guards, ROAMEO Gen 4 brings a highly visible, proactive security presence to environments like university parking facilities, where fast response times and continuous coverage are critical. Its ability to deter, detect, and escalate incidents in real time offers a decisive advantage over traditional manned patrols, while delivering meaningful cost reductions.

“The higher education sector represents one of the most compelling opportunities for RAD’s growth,” said Steve Reinharz, CEO/CTO of AITX and RAD. “Universities are facing the same security challenges as major enterprises, but they are under even greater pressure to find cost-effective solutions. ROAMEO Gen 4, along with the rest of the RAD lineup, is perfectly positioned to meet these needs with unmatched visibility, autonomy, and responsiveness.”

Parking facilities have long been a weak point in campus security strategies, plagued by high costs, inconsistent coverage, and delayed response times. RAD sees a significant opportunity to disrupt this space with ROAMEO Gen 4’s ability to provide continuous patrol, intelligent threat detection, and immediate escalation without the limitations of human staffing. Universities, municipalities, healthcare facilities, and commercial campuses represent a vast and largely untapped market where mobile security solutions like ROAMEO can deliver unmatched value

“After experiencing RAD’s solutions firsthand at ISC West, it is clear that universities and public sector agencies are starting to rethink what is possible,” said Troy McCanna, Chief Security Officer and Senior Vice President of Revenue Operations at RAD. “The old models of hiring expensive guards to patrol endless parking lots are crumbling. ROAMEO Gen 4 gives these organizations a smarter, stronger, and more sustainable way to protect their people and assets.”

Deployment of the university’s ROAMEO Gen 4 unit is expected this summer. RAD anticipates that success with this client will open the door to additional opportunities across the higher education sector, where the demand for intelligent, cost-effective security solutions continues to grow.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/